Exhibit 10.13

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Amendment”) is entered into as of September 14, 2009 by and between Grande Communications Networks LLC, a Delaware limited liability company and successor-in-interest to Grande Communications Networks, Inc. (the “Company”), and Michael Wilfley (the “Executive”).

WHEREAS, Grande Communications Networks, Inc. and the Executive entered into an Employment Agreement as of June 28, 2006, as amended by the Amendment to Employment Agreement dated as of February 5, 2008 (the “Agreement”); and

WHEREAS, the Company and the Executive wish to amend the Agreement in connection with the consummation of the transactions contemplated by the certain Recapitalization Agreement dated as of August 27, 2009 by and among ABRY Partners VI, L.P., Grande Communications Networks, Inc., Grande Communications Holdings, Inc., ABRY Partners, LLC, Grande Investment L.P., and Grande Parent LLC. (the “Closing”).

NOW, THEREFORE, the parties agree as follows:

1.	Effective upon the Closing, the Agreement is amended by deleting Section 9(b)(5) of the Agreement in its entirety, and replacing it with the following:

“(5)           In the event the Executive’s employment is terminated by the Company without Cause or by the Executive pursuant to a Good Reason Termination, the obligations of the Company to the Executive hereunder shall be canceled and the Company shall pay to Executive the amount of the Base Pay accrued but unpaid to the effective date of termination of employment (the “Termination Date”) plus Severance Pay for the Severance Period.  “Severance Pay” means an amount equal to the Executive’s then current bi-weekly Base Salary (less applicable deductions and withholdings) multiplied by twenty-six (26).  The “Severance Period” shall be the fifty-two (52) week period commencing on the day after the Termination Date.  The Severance Pay shall be payable on a bi-weekly basis with each payment equal to the Executive’s current bi-weekly Base Salary (less applicable deductions and withholdings) on the Termination Date.  The payments of Severance Pay shall commence on the Company’s first regular payroll payment date in the Severance Period.  The Company will continue the Executive’s then current insurance and health care coverage provided for in Section 5 until the termination of the Severance Period (“Benefit Continuation”).  Notwithstanding anything in this Agreement to the contrary, the payment of Severance Pay and Benefit Continuation shall be conditioned upon the execution by the Executive and delivery to the Company of a release of claims in a form satisfactory to the Chief Executive Officer and the Executive not revoking such release within seven (7) days after such delivery.”

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment to be effective as of the Closing.

COMPANY:

GRANDE COMMUNICATIONS NETWORKS LLC

By:	/s/ W.K.L. “Scott” Ferguson, Jr.
W.K.L. “Scott” Ferguson, Jr.
Chief Operating Officer

EXECUTIVE:

/s/ Michael L. Wilfley
MICHAEL L. WILFLEY

Signature Page to Second Amendment to Wilfley Employment Agreement